Exhibit 99.3

STREICHER MOBILE FUELING, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA FINANCIAL DATA

The following interim unaudited pro forma financial statements are based upon the application of pro forma adjustments to the Streicher Mobile Fueling, Inc. (“SMF” or the “Company”) historical consolidated financial statements. The Company is providing this information because the effect of the October 1, 2005 acquisition of all of the outstanding shares of H & W Petroleum Company, Inc. (“H & W”) on the Company’s financial information is considered material.

The interim unaudited pro forma statement of operations data for the three months ended September 30, 2005 has been prepared to give pro forma effect to the H & W acquisition as if it occurred on July 1, 2005. The interim unaudited pro forma balance sheet data has been prepared to give effect to the H & W acquisition as if it had occurred on September 30, 2005. The interim unaudited pro forma statement of operations data for the twelve months ended June 30, 2005 has been prepared to give pro forma effect to the H & W acquisition as if it had occurred on July 1, 2004.

The pro forma adjustments and preliminary allocation of purchase price are based upon internal valuations and other studies. The final purchase price may vary due to accrued additional direct costs to be incurred by the Company and other final charges and changes in the valuation of assets, as well as the final determination of the impact related to the earn-out for the performance period ending October 31, 2007. The unaudited pro forma financial statements are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transaction described above actually been completed on the dates indicated and do not purport to indicated balance sheet information, results of operations, cash flows or other information as of any future date or any future period. Additionally, the following pro forma financial information is not necessarily indicative of the results that the combined businesses would have achieved if they had been combined for the periods shown or in the future.

The following data should be read in conjunction with the historical financial statements included in the Company’s previous filings with the Securities and Exchange Commission.

STREICHER MOBILE FUELING INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of September 30, 2005
(in 000's)

			Pro Forma		Pro Forma
	SMF	H & W	Adjustments	Notes	Combined

ASSETS

Current assets:
Cash and cash equivalents	$1,657	$392	$(82)	(1)	$1,967
Accounts receivable	22,426	7,675	250	(4)	30,351
Inventories	603	3,565	-		4,168
Prepaid expenses and other current assets	342	249	(183)	(5)	408
Total current assets	25,028	11,881	(15)		36,894

Property, plant and equipment, net	9,325	1,206	-		10,531
Deferred debt costs, net	1,045	-	-		1,045
Other assets	181	-	4,373	(5)	4,554
Total assets	$35,579	$13,087	$4,358		$53,024

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Bank line of credit payable	3,353	6,699	2,293	(6)	12,345
Accounts payable and other liabilities	9,908	5,489	1,964	(1)	17,361
Current portion of long-term debt	1,385	913	(913)	(7)	1,385
Total current liabilities	14,646	13,101	3,344		31,091

Long-term liabilities:
Promissory notes, net of unamortized debt discount of $2,497	11,450	-	0		11,450
Deferred tax liability	-	-	1,000	(1)	1,000
Note payable	178	-	0		178
Long-term debt, net	11,628	-	1,000		12,628

Total liabilities	26,274	13,101	4,344		43,719

Shareholders' equity:
Preferred stock	-	1,753	(1,753)	(8)	-
Common stock	98	100	(100)	(8)	98
Additional paid in capital	18,169	129	(129)	(8)	18,169
Accumulated deficit	(8,962)	(1,996)	1,996	(8)	(8,962)
Total shareholders' equity	9,305	(14)	14		9,305

Total liabilities and shareholders' equity	$35,579	$13,087	$4,358		$53,024

STREICHER MOBILE FUELING INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended September 30, 2005
(in 000's, except per share data)

				Pro Forma		Pro Forma
	SMF	H & W	Harkrider (9)	Adjustments	Notes	Combined

Petroleum product sales and service revenues	$46,196	$16,172	$541	$-		$62,909
Fuel taxes	7,443	566	0	-		8,009
Total revenues	53,639	16,738	541	-		70,918

Cost of petroleum product sales and service	42,383	14,797	483	-		57,663
Fuel taxes	7,443	566	0	-		8,009
Total cost of sales	49,826	15,363	483	-		65,672

Gross profit	3,813	1,375	58	-		5,246

Selling, general and administrative expenses	2,534	1,377	23	112	(1) , (3)	4,046
Operating income (loss)	1,279	(2)	35	(112)		1,200

Interest expense	(675)	(129)	0	(64)	(2)	(868)
Interest and other income	11	0	0	-		11

Income (loss) before income taxes	615	(131)	35	(176)		343
Provision for income taxes	-	-	-	-		-

Net Income (loss)	$615	$(131)	$35	$(176)		$343

Basic net income (loss) per share	$0.07					$0.04
Diluted net income (loss) per share	$0.06					$0.03
Basic weighted average common shares outstanding	9,339,196					9,339,196
Diluted weighted average common shares outstanding	10,197,828					10,197,828